                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE



                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911


Westfield Financial, Inc. Declares Dividend and Reports Results for the Quarter and Year Ended December 31, 2006

Westfield, Massachusetts, January 24, 2007: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.2 million, or $0.13 per diluted share, for the quarter ended December 31, 2006 compared to $1.7 million, or $0.18 per diluted share for the same period in 2005. For the year ended December 31, 2006, net income was $4.7 million, or $0.49 per diluted share compared to $6.2 million, or $0.64 per diluted share for the same period in 2005.

The decline in earnings was primarily the result of a decrease in net interest income, along with increased noninterest expenses. Net interest income was $5.7 million for the three months ended December 31, 2006 and $5.9 million for the same period in 2005. The net interest margin, on a tax equivalent basis, was 2.90% for the three months ended December 31, 2006, compared to 3.22% for the same period in 2005. For the year ended December 31, 2006, net interest income was $22.9 million compared to $23.7 million for the same period in 2005. The net interest margin was 3.05% and 3.24% for the years ended December 31, 2006 and 2005, respectively.

Noninterest expense for the three months ended December 31, 2006 was $4.8 million compared to $4.5 million for the same period in 2005. For the year ended December 31, 2006, noninterest expense was $19.4 million compared to $18.5 million for the same period in 2005. The increase was primarily the result of hiring new employees and normal increases in expenses related to employee salaries and benefits. In addition, Westfield Financial recorded an expense of $293,000 related to stock options for the year ended December 31, 2006 compared to none for the same period in 2005.

In addition, the results for the year ended December 31, 2006 included a net loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building that previously housed Westfield Bank's branch in downtown Springfield, Massachusetts.

Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On January 23, 2007, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on February 22, 2006 to all shareholders of record on February 8, 2007."

Second Step Stock Conversion and Balance Sheet Growth

The Company completed its second step stock offering with the issuance of 18,400,000 shares on January 3, 2007. Total assets increased $191.7 million to $996.8 million at December 31, 2006 from $805.1 million at December 31, 2005. The increase in assets is primarily the result of funds raised in the stock offering.

Cash and cash equivalents increased $128.0 million, to $154.5 million at December 31, 2006 from $26.5 million at December 31, 2005. The increase in cash and cash equivalents is the result of funds raised in the stock offering.

Net loans during the period increased by $6.4 million, to $385.2 million at December 31, 2006 from $378.8 million at December 31, 2005. Commercial real estate and commercial and industrial loans increased $5.2 million to $274.8 million at December 31, 2006 from $269.6 million at December 31, 2005.

Total deposits increased $4.5 million to $627.5 million at December 31, 2006 from $623.0 million at December 31, 2005. Customer repurchase agreements increased $3.5 million to $17.9 million at December 31, 2006 from $14.4 million at December 31, 2005. All of Westfield Bank's customer repurchase agreements at December 31, 2006 were held by commercial customers.

Stockholders' equity at December 31, 2006 and December 31, 2005 was $289.4 million and $115.8 million, respectively, which represented 29.0% of total assets as of December 31, 2006 and 14.4% of total assets as of December 31, 2005. The change is primarily attributable to net proceeds from the Company's second step stock offering.

Credit Quality

Nonperforming loans were $1.0 million, or 0.26% of total loans, at December 31, 2006, compared to nonperforming loans of $1.9 million, or 0.50%, of total loans, at December 31, 2005. The decrease in nonperforming loans was primarily the result of a $1.4 million payment in full received on a single commercial real estate relationship.

The allowance for loan losses was $5.4 million at both December 31, 2006 and 2005. This represents 1.39% of total loans at December 31, 2006 and 1.41% of total loans at December 31, 2005. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 529% at December 31, 2006 and 283% at December 31, 2005.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events

                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                                  Three Months Ended                    Year Ended
                                                     December 31,                      December 31,
                                                 2006            2005              2006            2005
                                                 ----            ----              ----            ----

Interest and dividend income                  $   11,167      $    9,750        $   42,435      $   37,306
Interest expense                                   5,516           3,803            19,551          13,597
                                              ----------      ----------        ----------      ----------

Net interest and dividend income                   5,651           5,947            22,884          23,709
Provision for loan losses                             65             100               390             465
                                              ----------      ----------        ----------      ----------

Net interest and dividend income after
 provision for loan losses                         5,586           5,847            22,494          23,244
Net gains on sales of securities
 available for sale                                    -               -                 -              19
Net loss on sales of fixed assets                      -               -              (378)              -
Noninterest income                                   844             898             3,451           3,353
Noninterest expense                                4,815           4,466            19,390          18,464
                                              ----------      ----------        ----------      ----------

Income before income taxes                         1,615           2,279             6,177           8,152
Income taxes                                         408             578             1,523           1,933
                                              ----------      ----------        ----------      ----------
Net income                                    $    1,207      $    1,701        $    4,654      $    6,219
                                              ==========      ==========        ==========      ==========

Basic earnings per share                      $     0.13      $     0.18        $     0.50      $     0.66

Average shares outstanding                     9,379,601       9,396,396         9,342,589       9,467,340

Diluted earnings per share                    $     0.13      $     0.18        $     0.49      $     0.64

Diluted average shares outstanding             9,554,774       9,571,079         9,508,141       9,698,130

Other Data:

Return on Average Assets (1)                       0.56%           0.83%             0.56%           0.77%

Return on Average Equity (1) (2)                   3.98%           5.81%             3.99%           5.27%

Net Interest Margin (1) (3)                        2.90%           3.22%             3.05%           3.24%

(1)   Three month results have been annualized.
(2)   Average equity includes $171.7 million in capital from the net proceeds raised in the stock offering.
      The Company completed its second step stock offering on January 3, 2007. Consequently, the proceeds were recognized by the Company and reported in its balance sheet as of December 31, 2006 and therefore affected the balance of stockholders' equity for one calendar day. Proceeds, net of stock issuance costs, received directly by the Company or held by the underwriter for the convenience of the Company were recorded by increasing cash, the capital stock, and the paid-in capital accounts.
(3)   Net interest margin is calculated on a tax equivalent basis.

                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                               December 31,      December 31,
                                                   2006              2005
                                                   ----              ----

Total assets                                     $996,829          $805,095
Securities held to maturity                       240,392           225,450
Securities available for sale                     168,629           129,459
Stock in Federal Home Loan Bank of Boston
 and other stock                                    4,246             4,237
Loans                                             390,621           384,259
Allowance for loan losses                           5,437             5,422
                                                 --------          --------
Net loans                                         385,184           378,837

Total deposits                                    627,466           623,045

Customer repurchase agreements                     17,919            14,441

Federal Home Loan Bank advances                    55,000            45,000

Stockholders' equity (1)                          289,408           115,842

Book value per share (2)                             9.07             11.88

Other Data:

Nonperforming loans                              $  1,028          $  1,919

Nonperforming loans as a percentage
 of total assets                                    0.10%             0.24%

Nonperforming loans as a percentage
 of total loans                                     0.26%             0.50%

Allowance for loan losses as a percentage
 of nonperforming loans                              529%              283%

Allowance for loan losses as a percentage
 of total loans                                     1.39%             1.41%

(1) Stockholders' equity includes $171.7 million in capital from the net proceeds raised in the stock offering. The Company completed its second step stock offering on January 3, 2007. Consequently, the proceeds were recognized by the Company and reported in its balance sheet as of December 31, 2006. Proceeds, net of stock issuance costs, received directly by the Company or held by the underwriter for the convenience of the Company were recorded by increasing cash, the capital stock, and the paid-in capital accounts.
(2) The book value per share was calculated based upon 31,923,903 shares outstanding after the stock conversion took place.